Exhibit 5.1


January 18, 1994


To the Board of Directors
of Corning Incorporated

Dear Sirs:


As General Counsel for Corning Incorporated (the "Company"), I have participated in the preparation of the Registration Statement on Form S-3, File No. 33-51481, filed on December 16, 1993 with the Securities and Exchange Commission with respect to 6,700,000 shares of the Company's Common Stock, $.50 par value (the "Common Stock"), and Amendment No. 1 thereto filed on January 18, 1994 with respect to an additional 1,300,000 shares of Common Stock (the "Registration Statement") to be offered upon the effectiveness of the Registration Statement.



In this capacity, I have examined signed copies of the Registration Statement. I have also examined the originals, or copies identified to my satisfaction, of such corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.


Based upon the foregoing and having regard for such legal considerations that I deem relevant, I am of the opinion that:

1. The Company has been duly incorporated and is validly existing under the laws of the State of New York;


2. When delivered and paid for as contemplated by the Registration Statement, the issuance of 8,000,000 shares of Common Stock of the Company in a public offering pursuant to the Registration Statement will have been duly authorized by all necessary corporate action on the part of the Company and the shares will be legally issued, fully paid and non-assessable.



I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Validity of Common Stock" in the related prospectus.


Very truly yours,

/s/ William C. Ughetta